EXHIBIT 10.43

February 8, 2018

Stacey Mowbray

[REDACTED]

[REDACTED]

Dear Stacey,

This letter shall serve as the first addendum (“First Addendum”) to your employment agreement, dated May 8, 2017 (“Employment Agreement”).  All defined terms in the Employment Agreement shall have the same meaning, force and effect as used in this First Addendum.

Your Employment Agreement is hereby supplemented and/or modified as follows:

1.

Commencing on the first pay date following your execution of this First Addendum (February 15, 2018) and continuing through all payroll periods in 2018 with pay dates in the current calendar year (the “2018 Conversion Period”), a portion of your Base Salary will be paid in US dollars (“USD”) such that you will receive a net total payment of USD $5,500 in each such pay period during the 2018 Conversion Period.  These payments shall be converted from Canadian dollars (“CAD”) to USD based on the exchange rates in effect as of December 29, 2017.  Accordingly, based on such exchange rates in effect as of December 29, 2017, the Company will set aside a net amount of CAD $6,914.76 of your Base Salary in each pay period during the 2018 Conversion Period to be converted into, and paid to you in, USD during each such pay period.  The remainder of your Base Salary payments during the 2018 Conversion Period shall be paid in CAD.  It is agreed and understood that the payments being provided to you in USD during the 2018 Conversion Period are to be taken as a deduction from, and not an addition to, your Base Salary.  WWCL shall pay, and make the appropriate withholdings and deductions from, all of your Base Salary payments, including the ones being paid in USD, during the 2018 Conversion Period.  Unless the parties agree otherwise, commencing on January 1, 2019, your Base Salary payments shall be paid entirely in CAD.

2.	You shall continue to report to the Company’s Chief Executive Officer, Mindy Grossman.
3.

You shall be eligible for life insurance and AD&D coverage in accordance with the terms and conditions of WWCL’s policies and the official plan documents, as amended from time to time, at two times your Base Salary, up to a maximum of CAD $1,000,000.  You agree to execute any and all documents required to effectuate this change in coverage as a condition for the effectiveness of this First Addendum.

4.

All other terms and conditions in your Employment Agreement which have not been modified by this First Addendum shall remain in full force and effect.  To the extent there are any conflicts between anything stated in this First Addendum and your Employment Agreement, the terms of this First Addendum shall control.

We thank you for all of your contributions, and look forward to continuing to work with you.

Yours Sincerely,

/s/ Kimberly Samon

Kimberly Samon

Chief Human Resources Officer

Agreed to by:

/s/ Stacey Mowbray	February 26, 2018
Stacey Mowbray	Date